MANAGEMENT’S REPORT TO THE UNITHOLDERS

Management is responsible for the preparation of the financial statements.  The financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

Management is responsible for maintaining a system of internal controls that provide reasonable assurance that assets are safeguarded and that relevant and reliable financial information is produced in a timely manner.  The Audit Committee of the Board of Directors meets periodically with management and the auditors to satisfy itself that management’s responsibilities are properly discharged, to review the financial statements and to recommend approval of the financial statements to the Board.

External auditors, appointed by the unitholders, have examined the financial statements.  The Audit Committee of the Board of Directors has reviewed the financial statements with management and the external auditors.  The Board of Directors has approved the financial statements on the recommendation of the Audit Committee.

(“signed Keith Conrad”)

Keith Conrad

President and Chief Executive Officer

Calgary, Canada

March 23, 2007

AUDITORS' REPORT TO THE UNITHOLDERS

We have audited the consolidated balance sheets of Enterra Energy Trust as at December 31, 2006 and 2005 and the consolidated statements of earnings (loss) and deficit and cash flow for the years then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Trust as at December 31, 2006 and 2005 and the results of its operations and its cash flow for the years then ended in accordance with Canadian generally accepted accounting principles.

(“signed KPMG LLP”)

Chartered Accountants

Calgary, Canada

March 23, 2007

ENTERRA ENERGY TRUST
CONSOLIDATED BALANCE SHEETS
(Thousands of Canadian dollars)
	December 31, 2006	December 31, 2005

Assets
Current assets
Cash	$ 2,162	$ 11,943
Accounts receivable	38,980	35,303
Financial derivatives (note 15)	10,775	415
Prepaid expenses, deposits and other	3,249	3,052
	55,166	50,713
Property, plant and equipment (note 5)	659,268	489,074
Deferred financing charges	4,676	1,210
Goodwill (note 6)	76,256	70,546
	$ 795,366	$ 611,543

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$ 46,083	$ 38,414
Bank indebtedness (note 8)	188,154	95,450
Distribution payable to unitholders	7,910	7,699
Current portion of capital lease (note 10)	1,702	878
Due to JED Oil Inc. (note 21)	-	15,151
Note payable (note 9)	-	4,071
Marketing contracts	-	1,447
	243,849	163,110
Convertible debentures (note 11)	78,974	-
Asset retirement obligations (note 7)	28,447	24,323
Future income tax liability (note 14)	40,340	100,297
Capital lease (note 10)	-	1,702
	391,610	289,432

Non-controlling interest (note 12)	1,732	32,402

Unitholders’ Equity (note 13)
Unitholders’ capital	635,134	373,761
Equity component of convertible debentures (note 11)	1,327	-
Warrants	1,215	1,215
Contributed surplus	3,195	573
Cummulative translation	1,930	-
Deficit	(240,777)	(85,840)
	402,024	289,709
Commitments and contingencies (notes 17 and 18)
Subsequent events (notes 8, 15 and 22)	$ 795,366	$ 611,543
See accompanying notes to consolidated financial statements

Approved on behalf of the Board:

(“signed Keith Conrad”)

(“signed Joseph Vidal”)

Keith Conrad

Joseph Vidal

Director

Director

ENTERRA ENERGY TRUST
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
AND DEFICIT
(Thousands of Canadian dollars, except per trust unit amounts)

	Year ended	Year ended
	December 31, 2006	December 31, 2005
Revenues
Oil and natural gas	$ 244,408	$ 158,097
Royalties	(48,288)	(36,079)
	196,120	122,018

Expenses
Operating	50,361	32,620
General and administrative	20,374	10,331
Interest on current facilities	25,898	4,715
Interest on long term debt	819	-
Financing fees	5,447	-
Amortization of deferred financing charges	11,713	33
Depletion, depreciation and accretion (note 5)	135,429	68,229
Ceiling test impairment (note 5)	66,019	13,844
Goodwill impairment	-	9,253
Foreign exchange (gain) loss	1,910	(715)
	317,970	138,310

Earnings (loss) before taxes and non-controlling interest	(121,850)	(16,292)

Income taxes (note 14)
Current	1,324	1,456
Future (reduction)	(58,899)	(18,689)

Earnings (loss) before non-controlling interest	(64,275)	941

Non-controlling interest (note 12)	(36)	(29)

Net earnings (loss)	(64,239)	970

Deficit, beginning of year	(85,840)	(17,314)

Distributions declared	(90,698)	(69,496)

Deficit, end of year	$ (240,777)	$ (85,840)

Net earnings (loss) per trust unit (note 13)
Basic	$ (1.46)	$ 0.03
Diluted	$ (1.46)	$ 0.03

See accompanying notes to consolidated financial statements

ENTERRA ENERGY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOW
(Expressed in thousand Canadian dollars)
	Year ended	Year ended
	December 31, 2006	December 31, 2005
Cash provided by (used in):
Operating
Net earnings (loss)	$ (64,239)	$ 970
Depletion, depreciation, accretion and ceiling test impairment	201,448	82,073
Goodwill impairment	-	9,253
Future income tax reduction	(58,899)	(18,689)
Amortization of deferred financing charges	11,713	33
Financial derivatives	(10,628)	(415)
Financing fees	5,065
Amortization of marketing contract	(1,447)	(2,667)
Non-controlling interest	(36)	(29)
Foreign exchange	1,038	(715)
Unit-based compensation	3,229	731
Loss on sale of assets	59	-
Cash paid on asset retirement obligations	(1,219)	-
Accretion on convertible debentures	33	-
Changes in non-cash working capital items (note 16)	(21,632)	(2,425)
	64,485	68,120
Financing
Distributions paid	(90,487)	(66,195)
Increases in bank indebtedness (note 8)	587,818	(27,709)
Issuance of convertible debentures (note 11)	138,000	-
Repayment of bank indebtedness (note 8)	(510,353)	-
Notes payable (note 9)	(3,990)	4,300
Capital lease (note 10)	(878)	(805)
Deferred financing charges	(17,340)	(102)
Financing fees	(5,065)	-
Due to JED Oil Inc.	(2,009)	10,658
Issue of trust units, net of issue costs (note 13)	50,391	37,353
Exercise of trust unit options (note 13)	1,399	7,975
	147,486	(34,525)
Investing
Property, plant and equipment additions	(30,918)	(31,217)
Proceeds on disposal of property, plant and equipment	6,586	-
Acquisition of Oklahoma assets (note 4)	(182,183)	-
Acquisition of Rocky Mountain Gas, net of cash (note 4)	-	(229)
Acquisition of High Point, net of cash (note 4)	-	1,282
Changes in capital accounts payable (note 16)	(7,645)	3,733
	(214,160)	(26,431)
Foreign exchange on financial balances	(7,592)	-
Change in cash	(9,781)	7,164
Cash, beginning of year	11,943	4,779
Cash, end of year	$ 2,162	$ 11,943
See accompanying notes to consolidated financial statements

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

1.

Structure of the Trust and Basis of Presentation

Enterra Energy Trust (“the Trust”) was established in November 2003 under a Plan of Arrangement.  The Trust is an open-end unincorporated investment trust governed by the laws of the Province of Alberta and created pursuant to a trust indenture (the “Trust Indenture”).  The purpose of the Trust is to indirectly hold interests in petroleum and natural gas properties, through notes from, and investments in securities of its subsidiaries.  The beneficiaries of the Trust are the holders of the trust units (the “Unitholders”).

The Trust is required to pay monthly cash distributions to its Unitholders in amounts equal to the net earnings of the Trust earned from interest income on the notes and from any dividends or note redemptions by the Trust’s subsidiaries less any expenses of the Trust.  The Board of Directors of Enterra Energy Corp. (“EEC”), as administrator of the Trust, has the discretion to determine the extent to which cash, in excess of the above noted interest income and dividends, will be distributed to the Unitholders.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

2.

Significant Accounting Policies

Management of the Trust has prepared the consolidated financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”).  The significant differences between Canadian and United States GAAP are outlined in note 23. The following significant accounting policies are presented to assist the reader in evaluating these consolidated financial statements, and, together with the following notes, should be considered an integral part of the consolidated financial statements.

(a)

Organization and Basis of Accounting

These consolidated financial statements include the accounts of the Trust and its subsidiaries and partnerships (collectively the “Trust” for purposes of the following notes to the consolidated financial statements). All inter-company accounts and transactions have been eliminated.

Substantially all exploration, development and production activities related to the Trust’s oil and gas business are conducted jointly with others and the accounts reflect only the Trust’s proportionate interest.

(b)

Cash and Cash Equivalents

Cash consists of cash on hand and balances invested in short-term securities with original maturities less than 90 days at the date of acquisition.

(c)

Revenue Recognition

Revenue associated with the sale of crude oil, natural gas and natural gas liquids is recognized when title passes from the Trust to its customers based on contracts which establish the price of products sold and when collection is reasonably assured.

(d)

Petroleum and Natural Gas Properties

The Trust follows the “full cost” method of accounting for petroleum and natural gas properties. All costs related to the exploration for and the development of oil and gas reserves are capitalized into one of two cost centers, Canada and the United States.  Costs capitalized include land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling productive and non-productive wells and production equipment.

General and administrative costs are capitalized if they are directly related to development or exploration projects.

Proceeds from the disposal of oil and natural gas properties are applied as a reduction of cost without recognition of a gain or loss except where such disposals would result in a 20% change in the depletion rate.

Repair and maintenance costs are expensed as incurred.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

(e)

Impairment Test

The Trust places a limit on the carrying value of property and equipment, which may be depleted against revenues of future periods (the “ceiling test”). The ceiling test is conducted separately for each cost center, Canada and the United States.  The carrying value is assessed to be recoverable when the sum of the undiscounted cash flows expected from the production of proved reserves, the lower of cost and market of unproved properties and the cost of major development projects exceeds the carrying value of the cost center. When the carrying value is not assessed to be recoverable, an impairment loss is recognized to the extent that the carrying value of petroleum and natural gas properties exceeds the sum of the discounted cash flows expected from the production of proved and probable reserves, the lower of cost and market of unproved properties and the cost of major development projects. The cash flows are estimated using expected future product prices and costs and are discounted using a risk-free interest rate. The carrying value of property and equipment subject to the ceiling test includes asset retirement costs.

(f)

Per Unit Amounts

Per unit amounts are calculated using the weighted average number of units outstanding. The Trust follows the treasury stock method to determine dilutive effect of options, warrants and other dilutive instruments. Under the treasury stock method, only “in-the-money” dilutive instruments impact the diluted calculations.  Exchangeable shares are included in the calculation of diluted earnings per unit based on the number of trust units that would be issued on conversion of the exchangeable shares at the end of the year as long as the conversion results in a decrease to earnings of the Trust.  Convertible debentures are included in the calculation of diluted earnings per unit based on the number of trust units that would be issued on conversion of the convertible debentures at the end of the year and an add-back of the associated interest expense for the year as long as the conversion results in a dilution to the Trust.

(g)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.

The amounts recorded for depletion, depreciation and the asset retirement obligation are based on estimates. The ceiling test calculation is based on estimates of reserves, oil and natural gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and may impact the consolidated financial statements of future periods.

The amounts recorded for financial derivatives are based on estimates of the price for oil and natural gas in future periods.  These estimates are subject to fluctuations in market prices and will impact the consolidated financial statements of future periods.

The amount recorded for goodwill is tested for impairment based on estimates of the fair value of the  Trust’s reporting units.  By their nature, these estimates are subject to measurement uncertainty and may impact the consolidated financial statements of future periods.

(h)

Depletion and Depreciation

The provision for depletion of petroleum and natural gas properties is calculated, by cost center, using the unit-of-production method based on the Trust’s share of estimated proved reserves before royalties. Natural gas reserves and production are converted to equivalent units of crude oil using their approximate relative energy content.

Office furniture and equipment is depreciated on a 20% declining balance basis.

(i)

Goodwill

The Trust recognizes goodwill relating to acquisitions when the total purchase price exceeds the fair value of the net identifiable assets and liabilities acquired. The goodwill balance is assessed for impairment annually at year-end or as events occur that could result in an impairment. To assess impairment, the estimated fair value of a reporting unit is compared to its book value. If the fair value is less than the book value, a second test is performed to determine the amount of impairment. The amount of impairment is measured by allocating the estimated fair value to a reporting unit’s identifiable assets and liabilities as if it had been acquired in a business combination for a purchase price equal to its estimated fair market value. If goodwill determined in this manner is less than the carrying value of goodwill, an impairment loss is recognized in the period in which it occurs. Goodwill is stated at cost less impairment.  Goodwill is tested for impairment separately for the Canadian and the United States reporting units.

(j)

Asset Retirement Obligations

The Trust recognizes a liability for the estimated fair value of the future retirement obligations associated with property and equipment. The fair value of the estimated asset retirement obligations is recorded as a liability with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depleted on the unit-of-production method based on proved reserves. The Trust estimates the liability based on the estimated costs to abandon and reclaim its net ownership interest in all wells and facilities and the estimated timing of the costs to be incurred in future periods. This estimate is evaluated on a periodic basis and any adjustment to the estimate is prospectively applied. As time passes, the change in net present value of the future retirement obligation is expensed through accretion. Retirement obligations settled during the period reduce the future retirement liability.

(k)

Income Taxes

The Trust is a taxable entity under the Canadian Income Tax Act and is taxable only on income that is not distributed or distributable to the Trust’s unitholders.  As the Trust allocates all of its taxable income to the unitholders in accordance with the Trust Indenture, therefore no provision for income tax expense has been made in the Trust.

The Trust’s corporate subsidiaries follow the liability method of accounting for income taxes. Under this method, income tax liabilities and assets are recognized based on the differences between the amounts reported in the financial statements of the Trust’s corporate subsidiaries and their respective tax bases, using substantively enacted income tax rates. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

(l)

Non-controlling Interest

The Trust has, through its subsidiaries four types of exchangeable shares that are classified as non-controlling interest on the consolidated balance sheets.  Income after tax attributable to these exchangeable shares is deducted from net earnings of the Trust on the consolidated statement of earnings (loss).

When the EEC exchangeable shares are exchanged for trust units, they are measured at the fair value of the trust units issued.  The amounts in excess of the carrying value of exchangeable shares are allocated to property, plant and equipment, to the extent possible, with any excess amounts being allocated to goodwill.  When the other exchangeable shares, which were initially recorded at estimated fair value, are exchanged for trust units, they are measured at their carrying value.

(m)

Derivative Financial Instruments

The Trust uses derivative financial instruments such as collars and swaps to manage its exposure to commodity price fluctuations. Actual amounts received, or paid, on the settlement of the derivative financial instruments are recorded in oil and gas revenue.  The Trust uses the fair value method for reporting derivative financial instruments whereby a derivative financial instrument is recorded as an asset or a liability on the balance sheet, and changes in the fair value during to a financial period are recorded in oil and natural gas revenue.

(n)

Trust Unit Compensation Plans

The Trust has multiple unit based compensation plans, which are described in note 13. Compensation expense associated with each unit based compensation plan is recognized in earnings over the vesting period of the plan with a corresponding increase in contributed surplus. Any consideration received upon the exercise of the unit based compensation together with the amount of non-cash compensation expense recognized in contributed surplus is recorded as an increase in unitholders’ capital. Compensation expense is based on the fair value of the unit based compensation at the date of grant.

(o)

Deferred Financing Charges

Deferred financing charges are amortized over the lives of the related debt.

(p)

Foreign Currency Transactions

Transactions completed in United States dollars are reflected in Canadian dollars at the exchange rates prevailing at the time of the transactions.  Current assets and liabilities denominated in United States dollars are reflected in the financial statements at the Canadian equivalent at the rate of exchange prevailing at the balance sheet date.  Translation gains and losses are included in earnings.

The Trust’s U.S. subsidiaries are considered to be “self sustaining operations”.  As a result, the revenues and expenses are translated to Canadian dollars using average exchange rates for the period.  Assets and liabilities are translated at the period-end exchange rate.  Gains or losses resulting from the translation are included in the cumulative translation account in unitholders’ equity.

(q)

Comparative Figures

Certain comparative figures have been reclassified to conform with the presentation adopted in the current year.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

3.

Property Acquisitions

In January 2005, the Trust acquired certain oil and natural gas properties in east central Alberta for consideration of $12,100,000.  Results from operations of these acquired assets are included in the Trust’s consolidated financial statements for the period subsequent to January 26, 2005.

4.

Corporate Acquisitions

Oklahoma Assets (“Oklahoma Assets”)

During 2006, the Trust acquired oil and natural gas properties located in Oklahoma.  The Trust acquired the assets in four stages.

Prior to closing the acquisitions, the Trust acquired $49.7 million of notes payable by the primary vendors of the Oklahoma Assets; as a result the vendors owed the Trust $49.7 million.  The primary vendors repaid the Trust $38.5 million of the notes upon closing the second stage of the acquisition of the Oklahoma Assets.  The acquisition of the notes, by the Trust, was financed with a US$50.0 million senior bridge credit facility.

On January 18, 2006, the Trust closed the first stage of the acquisition of the Oklahoma Assets.  The results of the operations of the assets acquired are included in the Trust’s consolidated financial statements as of January 18, 2006.

On March 21, 2006, the Trust closed the second stage of the acquisition of the Oklahoma Assets.  Along with the second stage, the Trust acquired the operating company of the Oklahoma Assets.  The results of operations of the assets acquired and the operating company are included in the Trust’s consolidated financial statements as of March 21, 2006.

On April 4, 2006, the Trust closed the third stage of the acquisition of the Oklahoma Assets.  The results of operations of the assets acquired are included in the Trust’s consolidated financial statements as of April 4, 2006.

On April 18, 2006, the Trust closed the fourth stage of the acquisition of the Oklahoma Assets.  The results of operations of the assets acquired are included in the Trust’s consolidated financial statements as of April 18, 2006.

The acquisition was accounted for using the purchase method of accounting with the allocation of the purchase price and consideration paid as follows:

Allocation of purchase price:
Current assets	$ 6,412
Property, plant and equipment	352,999
Current liabilities	(25,355)
Financial derivatives	(485)
Debt	(24,036)
Asset retirement obligations	(1,926)
$ 307,609

Cost of acquisitions:
Cash paid and payable	$ 181,044
Transaction costs	10,040
5,685,028 trust units	116,525
$ 307,609

The purchase price allocation is preliminary and subject to change.  The value assigned to each Enterra trust unit of $20.51 (US$17.70) was based on the weighted average trading price immediately prior to the measurement date.  The acquisition provides cash flows from currently producing assets and provides the opportunity for the exploitation of the undeveloped lands.

As a result of adjustments to the purchase price, as determined by the purchase and sale agreements, the Trust owes $8,902,000 (US$7,639,000) to the vendors as at December 31, 2006.

Rocky Mountain Gas, Inc. (“RMG”)

On June 1, 2005, the Trust acquired 100% of the issued and outstanding shares of RMG, an entity with natural gas properties in Montana and Wyoming.  As RMG's properties are in the United States, they constitute a second cost center.  RMG provides the Trust with future cash potential through the exploitation of coal bed methane on its undeveloped land as well as its currently producing assets.  Results from operations of RMG subsequent to June 1, 2005 are included in the Trust’s consolidated financial statements.

The acquisition was accounted for using the purchase method of accounting with the allocation of the purchase price and consideration paid as follows:

Allocation of purchase price:
Current assets, including cash of $769	$ 1,606
Property, plant and equipment	34,809
Goodwill (with no tax base)	9,253
Marketing contract	(480)
Current liabilities	(1,562)
Debt	(4,229)
Asset retirement obligations	(3,807)
Future income tax liability	(11,619)
$ 23,971

Cost of acquisition:
Cash	$ 602
Transaction costs	396
736,842 RMG exchangeable shares	16,722
275,474 Trust Units	6,251
$ 23,971

The value assigned to each Enterra trust unit of $22.69 (US$18.35) was based on the weighted average trading price immediately prior to and after the measurement date.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

High Point Resources Inc. (“High Point”)

On August 17, 2005 the Trust completed the acquisition of 100% of the common shares of High Point through its subsidiary Rocky Mountain Acquisition Corp. ("RMAC") in exchange for 7,490,898 trust units and 1,407,177 RMAC exchangeable shares.  High Point owns oil and natural gas properties predominantly in Alberta and British Columbia.  The acquisition was completed to increase the Trust’s natural gas portfolio.  Results from operations of High Point subsequent to August 17, 2005 are included in the Trust’s consolidated financial statements.

The acquisition was accounted for using the purchase method of accounting with the allocation of the purchase price and consideration paid as follows:

Allocation of purchase price:
Current assets, including cash of $2,532	$ 12,306
Property, plant and equipment	351,385
Goodwill (with no tax base)	19,070
Current liabilities	(14,779)
Marketing contract	(3,634)
Debt	(75,000)
Asset retirement obligations	(2,653)
Future income tax liability	(85,239)
$ 201,456

Cost of acquisition:
7,490,898 Trust Units	$ 168,545
1,407,177 Exchangeable Shares	31,661
Transaction costs	1,250
$ 201,456

The value assigned to each trust unit and exchangeable share of $22.50 was based on the average trading price for the period prior to and after the measurement date.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

5.

Property, Plant and Equipment

			2006
		Accumulated
		depletion and
	Cost	depreciation	Net
Petroleum and natural gas properties	$1,011,399	$355,304	$656,095
Office furniture and equipment	5,118	1,945	3,173
	$1,016,517	$357,249	$659,268

			2005
		Accumulated
		depletion and
	Cost	depreciation	Net
Petroleum and natural gas properties	$644,260	$156,445	$487,815
Office furniture and equipment	2,781	1,522	1,259
	$647,041	$157,967	$489,074

During 2006, $nil of general and administrative expenses were capitalized and included in the cost of the petroleum and natural gas properties (2005 - $49,000).

At December 31, 2006, included in petroleum and natural gas properties are assets acquired and pledged under capital lease agreements with a cost base of $5,218,000 and net book value of  $2,055,000 (2005 - $5,218,000 and $2,597,000).

At December 31, 2006 costs of undeveloped land and seismic of $25,876,000 (2005 - $58,353,000) were excluded from and $8,018,000 (2005 - $7,385,000) of future development costs were added to the calculation of depletion expense for the Canadian cost centre.  At December 31, 2006 costs of undeveloped land of $16,848,000 (2005 – $13,313,000) were excluded from and $3,480,000 (2005 - $1,080,000) of future development costs were added to the calculation of depletion expense for the United States cost centre.

Depletion and depreciation expense related to the Canadian and the US cost center in 2006 was $90,677,000 and $42,587,000 respectively (2005 – $64,626,000 and $2,160,000).

The Trust completed ceiling test calculations for the Canadian and U.S. cost centers at December 31, 2006 to assess the recoverability of costs recorded in respect of the petroleum and natural gas properties. The petroleum and natural gas prices are based on the December 31, 2006 commodity price forecast of our independent reserve engineers.  The following table summarizes the benchmark prices used in the ceiling test calculation.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

Year	WTI Oil (US$/bbl)	Foreign Exchange Rate	Edmonton Light Crude Oil ($/bbl)	AECO Gas ($/GJ)	Henry Hub (US$/Mmbtu)
2007	62.50	1.1494	70.80	6.85	7.40
2008	61.20	1.1494	69.30	7.05	7.60
2009	59.80	1.1494	67.70	7.40	7.95
2010	58.40	1.1494	66.10	7.50	8.05
2011	56.80	1.1494	64.20	7.70	8.25
2012	58.00	1.1494	65.60	7.90	8.50
Escalate Thereafter	Average 2% per year	1.1494	Average 2% per year	Average 2% per year	Average 2% per year

The ceiling test in the Canada cost center resulted in a write down of $48,779,000 ($34,389,000 after tax and a loss of $0.78 per unit) to property plant and equipment at December 31, 2006.

The ceiling test in the U.S. cost center resulted in a write down of $17,239,000 ($10,343,000 after tax and a loss of $0.23 per unit) to property plant and equipment at December 31, 2006.

6.

Goodwill

As at December 31, 2005 due to the reduction in value of the U.S. cost center, goodwill in the United States reporting unit was deemed to be impaired.  Accordingly, the Trust recorded a goodwill impairment loss of $9,253,000 in 2005.  As at December 31, 2006 all of the goodwill was related to the Canada cost center.

	2006	2005
Goodwill, beginning of year	$ 70,546	$ 49,270
Acquisition of RMG	-	9,253
Acquisition of High Point	-	19,070
Acquisition adjustment of RMEC	-	771
Exchanges of Enterra Energy Corp. exchangeable shares	5,710	1,435
Impairment loss	-	(9,253)
Goodwill, end of year	$ 76,256	$ 70,546

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

7.

Asset Retirement Obligations

The asset retirement obligations were estimated by management based on the Trust’s working interest in its wells and facilities, estimated costs to remediate, reclaim and abandon the wells and facilities and the estimated timing of the costs to be incurred. At December 31, 2006, the Trust estimated the asset retirement obligation to be $28,447,000 (2005 – $24,323,000), based on a total future liability of $49,442,000 (2005 - $41,074,000). These obligations will be settled at the end of the useful lives of the underlying assets, which currently averages at 6 years, but extends up to 21 years into the future. This amount has been calculated using an inflation rate of 2% and discounted using a credit-adjusted risk-free interest rate of 8%.

The following table reconciles the asset retirement obligations:

	2006	2005
Asset retirement obligation, beginning of year	$ 24,323	$ 14,836
Increases in liabilities during the year related to:
Acquisitions	1,926	6,460
Additions	1,281	1,911
Revisions	2,000	(327)
Accretion expense	2,166	1,443
Dispositions	-	-
Costs incurred	(3,178)	-
Foreign exchange	(71)	-
Asset retirement obligation, end of year	$ 28,447	$ 24,323

8.

Bank indebtedness

On November 21, 2006, the Trust closed a $180 million revolving extendible credit facility and a $20 million revolving extendible operating credit facility.  As at December 31, 2006, the Trust had $187.7 million of borrowings (of which $77.1 million was denominated in U.S. dollars) and $194,000 of letters of credit drawn on the facilities.  The $180 million and $20 million facilities are 364 day extendible facilities that are secured with a first priority charge over the Trust’s assets.  Borrowings under these facilities bear interest at banker’s acceptance rates, Canadian or US prime rates, or LIBOR plus applicable margins ranging from nil to 1.65% depending on the form of borrowing and the Trust’s debt to cash flow ratio. At December 31, 2006 the margin was 0.25% on prime rate borrowings and 1.4% on banker’s acceptance rates or LIBOR borrowing.  Should the lenders decline to extend the facilities at the end of the 364 day period, the facilities convert into one year term loans.

The credit facilities require the Trust to maintain certain financial covenants.  As at December 31, 2006, the Trust was in compliance with all of the covenants.  The Trust is uncertain about its ability to meet certain of its covenant requirements for the first quarter of 2007, specifically the requirement that total distributions over the previous four quarters not exceed 100% of available cash flow over the period.  As a result, the Trust has classified its bank indebtedness as a current liability.  Should the Trust not meet the covenant at March 31, 2007 or subsequent periods nor be able to obtain waivers from the lenders, the lenders could restrict distributions by the Trust and the bank debt could become due and payable immediately.

The lenders are currently conducting their semi-annual review of the Trust’s oil and gas reserves and borrowing base.  Upwards or downwards adjustments to the size of the credit facility may arise from their review.

On February 1, 2007, the $180 million revolving extendible credit facility was amended to be a $140 million revolving extendible credit facility with the same terms as the $180 million facility and a $40 million non-revolving credit facility.  The $40 million facility is a non-revolving credit facility that matures on November 20, 2007 and is subordinated to the $140 million revolving facility.  Borrowings under this facility bear interest at banker’s acceptance rates, Canadian or US prime rates, or LIBOR plus applicable margins ranging from 2.0% to 3.0% depending on the form of borrowing.  It is expected that the facility will not be repaid from internally generated cashflows or asset dispositions; therefore additional financing through the issuance of debt or equity will be required.

The Trust also has the following credit facilities:

A building mortgage, secured by the building, that bears interest at 7% per annum.  The facility matures on July 1, 2020.  As at December 31, 2006, the loan had a balance of $0.4 million (US$0.3 million).

A promissory note, used to acquire, and secured by, equipment owned by the Trust.  The note matures on February 20, 2009 and bears interest at US prime plus 1%.  At December 31, 2006, the balance of the note was $0.1 million (US$0.1 million).

In March 2006, the Trust closed a $110.0 million senior secured bridge facility.  This reducing non-revolving credit facility was used to repay the existing $100.0 million credit facilities of the Trust.  The facility bore interest at 2.5% above bank prime lending rates.  $2.0 million of the facility was repaid on June 30, 2006 with the remaining $108.0 million repaid on November 21, 2006.

In March 2006, the Trust closed a US$200.0 million senior secured bridge credit facility to fund the acquisition of the Oklahoma Assets.  The facility bore interest at 4.5% above London Interbank Offering Rate.  The facility was repaid on November 21, 2006.

At December 31, 2005, the Trust had available two revolving lines of credit that totaled $100,000,000 ($95,000,000 revolving facility and $5,000,000 operating facility).  Drawings on the revolving facilities bore interest at 0.25% above the bank’s prime lending rate or bankers’ acceptance rates plus margins which were 135 basis points.  Security was provided by a first charge over all of the Trust’s assets.  As at December 31, 2005, the Trust had $95,450,000 drawn on the facilities at an interest rate of 5.25%.  In March 2006, the credit facilities were replaced by the senior secured bridge facility ($110.0 million).

9.

Note Payable

Note payable consisted of an unsecured promissory note for US$3.5 million (Cdn $4.1 million), which bore interest at 12%, and was repaid in 2006.

10.

Capital Lease Obligation

Description	2006	2005

Capital lease bearing interest at 8.605%, repayable monthly at $88,802, including interest.  The lease term is for 60 months, due October 1, 2007, with a purchase option of $1,000,000 and secured by the related equipment

	$ 1,702	$ 2,580

Less current portion	(1,702)	(878)
	-	$ 1,702

Interest expense includes $188,000 (2005 - $260,000) related to the capital lease.

11.

Convertible Debentures

The Trust’s convertible debentures are classified as debt with a portion of the proceeds allocated to equity representing the value of the conversion option.  If the debentures are converted to Trust units, the debt and equity components are transferred to Unitholders’ capital.  The debt balance associated with the convertible debentures accretes over time to the amount owing on maturity with such increases reflected as non-cash interest expense in the statement of earnings (loss).

On November 21, 2006, the Trust issued $138,000,000 of convertible debentures with a face value of $1,000 per convertible debenture that mature on December 31, 2011, bear interest at 8% per annum paid semi-annually on June 30 and December 31 of each year with the first payment occurring in 2007 and are subordinated to the bank credit facilities.  The convertible debentures are convertible at the option of the holder into trust units at any time prior to the maturity date at the conversion price of $9.25 per trust unit.  During 2006, convertible debentures were converted, resulting in the issuance of 6,234,483 trust units.

At the option of the Trust, the repayment of the principal portion of the convertible debentures may be settled in trust units.  The number of trust units issued upon redemption by the Trust will be calculated by dividing the principal by 95% of the weighted average trading price of trust units.  The convertible debentures are not redeemable on or before December 31, 2009. On or after January 1, 2010 and prior to maturity, the convertible debentures may be redeemed in whole or in part from time to time at the option of the Trust on not more than 60 days and not less than 30 days notice, at a redemption price of $1,050 per convertible debenture after December 31, 2009, on or before December 31, 2010, at a redemption price of $1,050 per convertible debenture and on or after January 1, 2011 and prior to maturity at a redemption price of $1,025 per convertible debenture, in each case, plus accrued and unpaid interest thereon, if any.

At December 31, 2006, the Trust had $80.3 million in convertible debentures outstanding with an estimated fair value of $80.9 million.

Convertible debentures	Equity Component	Liability Component
November 21, 2006 issuance	$ -	$ 138,000
Portion allocated to equity	2,387	(2,387)
Issue costs	(107)	-
Accretion of non-cash interest expense	-	33
Converted into trust units	(953)	(56,672)
	$ 1,327	$ 78,974

12.

Non-controlling Interest

Number of exchangeable shares issued	EEC	RMAC series A	RMG	RMAC series B	Total
Balance at December 31, 2004	410,770	142,444	-	-	553,214
Issued on acquisition of RMG Issued on acquisition of High Point	-	-	736,842	- 1,407,177	736,842 1,407,177
Exchanged for trust units	(62,624)	(142,444)		(748,061)	(953,129)
Balance at December 31, 2005	348,146	-	736,842	659,116	1,744,104
Exchanged for trust units	(331,809)	-	(736,842)	(592,396)	(1,661,047)
Balance at December 31, 2006	16,337	-	-	66,720	83,057

Non-controlling interest	Amount
Balance at December 31, 2004	$ 3,349
Issued on acquisition of RMG	16,722
Issued on acquisition of High Point	31,661
Exchanged for trust units	(19,301)
Non-controlling interest share of net earnings	(29)
Balance at December 31, 2005	$ 32,402
Exchanged for trust units	(30,634)
Non-controlling interest share of net earnings	(36)
Balance at December 31, 2006	$ 1,732

During January 2007, the remaining exchangeable shares were converted into trust units.

With the exception of the RMG exchangeable shares, the exchangeable shares are convertible at any time into trust units (at the option of the holder) based on the exchange ratio. The exchange ratio for RMAC series A exchangeable shares, RMAC series B exchangeable shares and Enterra Energy Corp. exchangeable shares are increased monthly based on the cash distribution paid on the trust units divided by the ten day weighted average unit price preceding the distribution payment date. Cash distributions are not paid on the exchangeable shares. On the third anniversary of the issuance of the exchangeable shares, subject to extension of such date by the Board of Directors of the Trust, or at the Trust’s option when the aggregate number of issued and outstanding exchangeable shares is less than 1,000,000, the exchangeable shares will be redeemed for trust units at a redemption price per exchangeable share equal to the value of that number of trust units equal to the exchange ratio as at that redemption date.  RMG exchangeable shares did not have an exchange ratio and were exchanged automatically for one trust unit on June 1, 2006.  The exchangeable shares are not listed for trading on an exchange.

During 2006, a total of 331,809 Enterra Energy Corp. exchangeable shares were converted into 422,397 trust units at an exchange ratio prevailing at the time of conversion (2005 – 62,624, exchangeable shares were converted into 73,432 trust units).  During 2006 a total of 592,396 RMAC series B exchangeable shares were converted into 619,945 trust units at an exchange ratio prevailing at the time of conversion (2005 – 748,061 exchangeable shares were converted into 758,109 trust units).  The exchange of the EEC exchangeable shares is treated as a step acquisition which increases goodwill by $5.7 million (2005 – $1.4 million) for the difference between the fair value of the trust unit issued and the carrying value of the EEC exchangeable share at the time of exchange.

At December 31, 2006, the exchange ratio for Enterra Energy Corp. exchangeable shares was 1.39937 (2005 – 1.20694) and for RMAC series B exchangeable shares was 1.19626 (2005 – 1.03175).

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

13.

Unitholders’ Equity

Authorized trust units

An unlimited number of trust units may be issued.

The trust units are redeemable at the option of the holder based on the lesser of 90% of the average market trading price of the trust units for the 10 trading days after the date of redemption or the closing market price of the trust units on the date of redemption.   Trust units can be redeemed to a cash limit of $100,000 per year or a greater limit at the discretion of the Trust.  Redemptions in excess of the cash limit shall be satisfied first by the issuance of notes by a subsidiary of the Trust and second by issuance of promissory notes by the Trust.

Issued trust units

	Number of Units	Amount
Balance at December 31, 2004	25,426,800	$ 132,207
Issued on exercise of options	536,762	8,211
Issue pursuant to acquisition of RMAC	38,726	771
Issue pursuant to acquisition of RMG	275,474	6,251
Issue pursuant to acquisition of High Point	7,490,898	168,545
Issued pursuant to private placements	1,756,579	38,110
Issued for exchangeable shares	979,177	20,587
Unit issue costs	-	(921)
Balance at December 31, 2005	36,504,416	373,761
Issued for cash pursuant to private placements	657,500	12,544
Issued on acquisition of Oklahoma Assets (note 4)	5,685,028	116,525
Issued for cash pursuant to prospectus offering	4,979,500	40,334
Issued on conversion of convertible debentures (note 11)	6,234,483	57,625
Issued as financing fees on bridge credit facilities	116,054	2,077
Issued for exchangeable shares	1,779,184	36,502
Issued under restricted unit plan	41,805	579
Issued on exercise of options	99,905	1,427
Unit issue costs	-	(6,240)
Balance at December 31, 2006	56,097,875	$ 635,134

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

Warrants

In April 2005 as part of an agreement to issue equity, the Trust granted warrants to Kingsbridge Capital Limited (“Kingsbridge”) to purchase 301,000 trust units. The warrants have a three-year term.  The exercise price of the warrants was initially US$25.77 per trust unit and is reduced each month by the amount of the Trust’s distribution for such month on the trust units, provided that the price shall not decrease below US$21.55 per trust unit.  As at December 31, 2006 the exercise price of the warrants was US$22.65.  At December 31, 2006, the fair value of the warrants has been included in trust unit issue costs.

The fair value of the warrants was estimated using the Black-Scholes model under the following assumptions:

Weighted-average fair value of warrants granted ($/warrant)	$4.04
Risk-free interest rate (%)	3.6
Estimated hold period prior to exercise (years)	3
Weighted-average volatility (%)	33
Cash distribution yield (%)	9

Contributed surplus

Balance at December 31, 2004	$ 78
Trust unit option based compensation Transfer to trust units option exercises	731 (236)
Balance at December 31, 2005	$ 573
Trust unit option based compensation	1,294
Restricted and performance unit compensation	1,935
Transfer to trust units on restricted and performance unit exercises	(579)
Transfer to trust units on option exercises	(28)
Balance at December 31, 2006	$ 3,195

Cumulative Translation

Balance at December 31, 2005	$ -
Cumulative translation of self-sustaining operations	1,082
Foreign exchange loss realized	848
Balance at December 31, 2006	$ 1,930

Trust unit options

Enterra has granted trust unit options to directors, officers, employees and consultants of the Trust.  Each trust unit option permits the holder to purchase one trust unit at the stated exercise price.  All options vest over a 3-year period and have a term of 5 years. At the time of grant, the exercise price is equal to the market price.

The following options have been granted:

	2006		2005
	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price
Options outstanding, beginning of year	1,431,405	$ 22.31	950,000	$14.22
Options granted	752,000	15.70	1,461,500	23.88
Options exercised	(99,905)	14.00	(536,762)	14.86
Options forfeited	(602,500)	23.62	(443,333)	17.15
Options outstanding, end of year	1,481,000	$ 20.28	1,431,405	$ 22.31
Options exercisable at end of year	254,666	$ 23.85	69,905	$14.98

	Unit options outstanding		Unit options exercisable
Exercise price range	Number of options	Weighted average remaining contract life	Number of options	Weighted average remaining contract life
$13.48 to $20.12	723,000	4.32	15,000	3.97
$23.15 to $29.31	758,000	3.47	239,666	3.43
	1,481,000	3.89	254,666	3.47

Estimated fair value of stock options

The estimated fair value of options was determined using the Black-Scholes model under the following assumptions:

	2006	2005
Weighted-average fair value of options granted ($/option)	$ 1.07	$ 2.35
Risk-free interest rate (%)	4.2	3.7
Estimated hold period prior to exercise (years)	5	5
Expected volatility (%)	45	36
Expected cash distribution yield (%)	14	10

Restricted and Performance units

The Trust has granted restricted and performance units to directors, officers and employees of the Trust.  Restricted units (“RU’s”) vest over a contracted period and provide the holder with trust units on the vesting dates of the RU’s.  The actual units granted is based on the number of restricted units granted times a multiplier.  The multiplier starts at 1.0 and is adjusted each month based on the monthly distribution of the Trust divided by the five day weighted average price of the Trust’s units based on the New York Stock Exchange for the period preceding the distribution date.  Performance units (“PU’s”) vest at the end of two years and provide the holder with trust units based on the same multiplier as the RU’s as well as a payout multiplier.  The payout multiplier ranges between 0.0 and 2.0 based on the Trust’s total unitholder return compared to its peers.  As at December 31, 2006 the payout multiplier was estimated to be nil based on the Trust’s total unitholder return compared to its peers.

The following restricted and performance units have been granted:

	Number of restricted units	Weighted-average grant date fair value	Number of performance units	Weighted-average grant date fair value
Units outstanding, December 31, 2005	-	$ -	-	$ -
Granted	479,466	14.90	215,119	15.06
Vested	(44,375)	15.08	-	-
Forfeited	(11,236)	15.66	(2,171)	15.66
Units outstanding, December 31, 2006	423,855	$ 14.91	212,948	$ 15.41

Reconciliation of earnings per unit calculations

For the year ended December 31, 2006
	Net loss	Weighted Average Units Outstanding	Per Unit
Basic and diluted	$ (64,239)	44,141,688	$ (1.46)

For the calculation of the weighted average number of diluted units outstanding for 2006, all options, restricted and performance units, convertible debentures, warrants and exchangeable shares were excluded, as they were antidilutive to the calculation.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

For the year ended December 31, 2005
	Net Earnings	Weighted Average Units Outstanding	Per Unit
Basic	$970	29,533,577	$0.03
Exchangeable shares / Non-controlling interest
Options assumed exercised		1,277,405
Units assumed purchased		(1,122,153)
Diluted	$970	29,688,829	$0.03

For the calculation of the weighted average number of diluted units outstanding for 2005,

154,000 options, 301,000 warrants and 1,300,453 exchangeable shares were excluded, as they were antidilutive to the calculation.

Trust unit savings plan

In 2004, the Trust established a trust unit savings plan whereby the Trust will match an employee’s contributions to the plan to a maximum of 9.0% of their salary.  Both the employee’s and the Trust’s contributions were used to purchase trust units on the NYSE. During 2006 the Trust expensed approximately $313,000 (2005 - $25,000) relating to the Trust’s contributions to the plan.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

14.

Income Taxes

The income tax provision is calculated by applying federal and provincial statutory tax rates to pre-tax earnings with adjustments as set out in the following table:

	2006	2005
Loss before income taxes and non-controlling interest	$ (121,850)	$(16,292)
Combined federal and provincial income tax rate	34.50%	37.62%
Computed income tax reduction	(42,038)	(6,129)
Increase (decrease) resulting from:
Interest component of trust distributions	(13,788)	(11,593)
Non-deductible royalties, net of ARTC	3,614	5,538
Resource allowance	(1,464)	(11,110)
Non-deductible items	1,418	3,536
Difference between U.S. and Canadian tax rates	(1,494)	(60)
Change in tax rates	(6,669)	1,201
Capital tax	341	1,456
Current tax	984	-
Other	1,521	(72)
	$ (57,575)	$(17,233)

The components of the net future income tax liability at December 31 were as follows:

	2006	2005
Future income tax assets:
Non-capital loss carry-forwards	$ 20,255	$ 21,573
Asset retirement obligations	8,969	8,177
Deferred financing charges	689	1,219
	$ 29,913	$ 30,969
Future income tax liabilities:
Property, plant and equipment	66,343	131,266
Financial derivatives	3,910	-
Net future income tax liability	$ 40,340	$ 100,297

The tax rate applied to temporary difference is approximately 30% in 2006 (2005 – 34%) compared to the federal and provincial statutory rate of 34.5% (2005 – 37.62%).  Non-capital loss carry-forwards expire from 2007 to 2015.

On December 21, 2006, the Federal Minister of Finance released draft legislation to implement proposals originally announced on October 31, 2006 relating to the taxation of certain distributions from certain trust and partnerships (“Trust Taxation Proposal”).  Subject to the Trust Taxation Proposal, returns on capital are generally taxed as ordinary income in the hands of a unitholder who is resident in Canada for purposes of the Income Tax Act (Canada) (“Tax Act”).  Pursuant to the Trust Taxation Proposal, commencing January 1, 2011 (provided the Trust only experiences “normal growth” and no “undue expansion” before then) certain distributions from the Trust which would otherwise have been taxed as ordinary income generally will be characterized as dividends in addition to being subject to tax at corporate rates at the trust level.  Returns of capital generally are (and under the Trust Taxation Proposal will continue to be) tax-deferred for unitholders who are resident in Canada for purposes of the Tax Act (and reduce such unitholder’s adjusted cost base in the trust unit for purposes of the Tax Act).  Distributions whether of income or capital to a unitholder who is not resident in Canada for purposes of the Tax Act, or that is a partnership that is not a “Canadian Partnership” for purposes of the Tax Act, generally will be subject to Canadian withholding tax.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

15.

Financial Instruments

The financial instruments recognized on the consolidated balance sheets include cash, accounts receivable, accounts payable and accrued liabilities, distributions payable to unitholders, income taxes payable, bank indebtedness, convertible debentures, capital lease and financial derivatives.  The fair values of financial instruments other than the financial derivatives, convertible debentures, capital lease and bank indebtedness approximate their carrying amounts due to the short-term nature of the instruments.  The carrying value of bank indebtedness approximates its fair value due to floating interest terms; the fair value of the capital lease approximates its carrying value due to current rates for comparable terms of long-term debt.  The financial derivative contracts are held at fair value with the gains and losses included within earnings for the period.

The Trust is exposed to fluctuations in commodity prices, foreign-currency exchange rates, interest rates and credit risk. The Trust manages its operations to minimize the exposure to these risks to the extent practical and, to a lesser extent, using derivative instruments and physical sales contracts. The Trust uses non-exchange traded forwards, swaps, options and physical deliver contracts to manage a portion of the Trust’s commodity price risk.  Management monitors the Trust’s exposure to the above risks and regularly reviews its derivative activities and all outstanding positions.

(a)

Commodity price risks

The Trust is exposed to fluctuations in natural gas and crude oil prices.

The Trust has entered into derivative financial instruments and fixed price physical contracts to minimize the exposure to fluctuations in the crude oil and natural gas prices. At December 31, 2006, the Trust had the following financial derivatives contracts outstanding:

Derivative Instrument	Commodity	Price	Volume (per day)	Period
Collars	Gas	7.50 by 12.00 (Cdn $/GJ)	7,500 GJ	January 1, 2007 – March 31, 2007
Collars	Gas	7.50 by 9.00 (Cdn $/GJ)	10,000 GJ	April 1, 2007 – October 31, 2007
Collars	Gas	8.00 by 12.00 (Cdn $/GJ)	10,000 GJ	November 1, 2007 – March 31, 2008
Collars	Gas	8.00 by 15.70 (US $/mmbtu)	12,000 mmbtu	January 1, 2007 – March 31, 2007
Collars	Gas	7.50 by 11.20 (US $/mmbtu)	5,000 mmbtu	April 1, 2007 – October 31, 2007
Collars	Gas	7.50 by 11.10 (US $/mmbtu)	5,000 mmbtu	April 1, 2007 – October 31, 2007
Collars	Gas	8.00 by 16.40 (US $/mmbtu)	10,000 mmbtu	November 1, 2007 – March 31, 2008

Collars	Oil	55.00 by 81.20 (US $/bbl)	1,000 bbl	January 1, 2007 – June 30, 2007
Collars	Oil	55.00 by 80.50 (US $/bbl)	1,000 bbl	January 1, 2007 – December 31, 2007
Collars	Oil	55.00 by 80.50 (US $/bbl)	1,000 bbl	July 1, 2007 – December 31, 2007
Collars	Oil	55.00 by 78.60 (US $/bbl)	500 bbl	January 1, 2007 – December 31, 2007

Subsequent to December 31, 2006 the Trust entered into the following additional transactions:

•

the Trust purchased US$11.20/mmbtu Nymex call options for 5,000 mmbtu/day for the April 1, 2007 to October 31, 2007 period to eliminate the ceiling on the $7.50 by $11.20 gas collar noted in the table above;

•

the Trust sold 5,000 mmbtu/day, under fixed price Nymex contracts at US$7.555/mmbtu beginning April 1, 2007 to October 31, 2007; and

•

the Trust entered into a costless collar covering 500 bbl/day of production for the period beginning January 1, 2008 to June 30, 2008 with a ceiling of US$75.25/bbl and a floor of US$55.00/bbl.

The fair market value of the financial derivatives at December 31, 2006 is estimated to be $10,775,000 (2005 - $415,000).

The Trust had the following fixed price physical contracts outstanding as at December 31, 2006:

Derivative Instrument	Commodity	Price	Volume (per day)	Period
Fixed sale	Gas	7.80 (Cdn $/GJ)	2,500 GJ	January 1, 2007 – March 31, 2007
Fixed purchase	Power (Alberta)	62.90 (Cdn $/Mwh)	72 Mwh	January 1, 2007 – December 31, 2009

(b)

Foreign currency exchange risk

The Trust is exposed to foreign currency fluctuations as crude oil and natural gas prices received are referenced to U.S. dollar denominated prices.  The Trust’s U.S. subsidiary operates in a foreign currency which is translated to Canadian dollars as described in note 2.  These operations are exposed to currency fluctuations.

(c)

Credit risk

A substantial portion of the Trust’s accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks.  Purchasers of the Trust’s natural gas, crude oil and natural gas liquids are subject to an internal credit review to reduce the risk of non-payment.  As at December 31, 2006 the Trust had recorded $1,060,000 (2005 - $1,504,000) as an allowance for doubtful accounts.

(d)

Interest rate risk

Interest rate risk exists principally with respect to our indebtedness that bears interest at floating rates. At December 31, 2006, the Trust had $187,695,000 (2005 - $95,450,000) of indebtedness bearing interest at floating rates.   The balance of the Trust’s indebtedness being the capital lease and the convertible debentures bear interest at fixed rates.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

16.

Changes in Non-cash Working Capital

	2006	2005
Accounts receivable	$ 1,369	$ (9,684)
Prepaid expenses, deposits and other	(175)	(1,929)
Accounts payable and accrued liabilities	(18,891)	8,702
Foreign exchange on working capital	(3,935)	486
Changes in non-cash working capital	$ (21,632)	$ (2,425)
Changes in capital accounts payable	$ (7,645)	$ 3,733

During the year ended December 31, 2006 the Trust paid interest of $26,490,000 (2005 - $4,275,000) and taxes of $2,907,285(2005 – $944,000).

17.

Commitments

The Trust has commitments for the following payments over the next six years:

	2007	2008	2009	2010	2011	2012
Capital lease payments	$1,702	$ -	$ -	$ -	$ -	$ -
Imputed interest on capital lease	97	-	-	-	-	-
Office leases	1,162	1,086	1,087	1,171	1,171	1,171
	$2,961	$1,086	$1,087	$1,171	$1,171	$1,171

During 2006 total rental expense was $802,000 (2005 - $423,000).

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

18.

Contingencies

At December 31, 2006 a claim in the amount of approximately US$3.9 million has been filed against the Trust related to its U.S. operations.  The result of this claim is not determinable by the Trust.  The Trust has also filed claims against the claimant.

Certain claims have been brought against the Trust in the ordinary course of business.  In the opinion of management, all such claims, except as noted above, are adequately covered by insurance, or if not so covered, are not expected to materially affect the Trust’s financial position.

19.

Segmented Information

The Trust has one operating segment that is divided amongst two geographical areas.  The following is selected financial information from the two geographic areas.

	Year ended December 31, 2006	Year ended December 31, 2005

Revenue
Canada	$ 156,859	$ 154,766
U.S.	87,549	3,331
	$ 244,408	$ 158,097
Property, plant and equipment
Canada	$ 333,911	$ 469,503
U.S.	325,357	19,571
	$ 659,268	$ 489,074
Goodwill
Canada	$ 76,256	$ 70,546
U.S.	-	-
	$ 76,256	$ 70,546

20.

Related Parties

During 2006 the Trust paid $813,000 (2005 - $350,000) to Macon Resources Ltd. (“Macon”), a company 100% owned by the Chief Executive Officer of the Trust, for management services provided by the Chief Executive Officer and the previous Chief Financial Officer.  The amounts have been recorded at the amounts agreed to by the related parties.  At December 31, 2006 $nil (December 31, 2005 - $84,000) was payable by the Trust to Macon.  During 2005, the Trust issued 400,000 trust unit options to Macon; the options have an exercise price of $23.96 per trust unit.  The options have a 5-year life and vest over a 3-year period.

During 2006 the Trust entered into a farmout agreement with Petroflow Energy Inc. (“Petroflow”), a public oil and gas company, to fund 100% of the drilling and completion costs of the Oklahoma Asset’s undeveloped lands.  The Chief Executive Officer of the Trust owns, directly and indirectly, approximately 14% of the outstanding shares of Petroflow.  As at December 31, 2006, the Trust had US$1.5 million of receivables from Petroflow including $47,000 (US$ $40,000) related to processing fees charged to Petroflow.  The receivables relate to costs incurred by the Trust as a result of the operations of the properties.  The balances due are expected to be settled as part of the asset purchase discussed in note 22.

A director and an officer of the Trust have working interests in certain of the Oklahoma Assets.  Balances will be payable or receivable from these individuals as a result of the operations of these properties.  At December 31, 2006 no amounts were payable or receivable from the officer.  During 2006, an adjustment period on the Oklahoma Asset acquisition concluded.  As a result of the adjustment payment and the receivable balance related to the working interests, as noted above, the Trust owes the director $744,000 (US$638,000).

21.

Relationship with JED Oil Inc. and JMG Exploration Inc.

On January 1, 2006, the Trust terminated a Technical Services Agreement with JED Oil Inc (“JED”), which had provided for services required to manage the Trust’s field operations and governed the allocation of general and administrative expenses between the two entities.  The Trust now manages its own management, development, exploitation, operations and general and administrative activities.

On September 28, 2006, the Trust terminated the existing farmout, joint services and an Agreement of Business Principles with JED.  Concurrent with the termination of the agreements, the Trust settled all amounts owing to JED (December 31, 2005 - $15.2 million).

In September 2006, the Trust sold $44.0 million of petroleum and natural gas properties to JED in exchange for $30.9 million of petroleum and natural gas properties and the settlement of the $13.1 million balance due to JED Oil Inc. plus $1.4 million of post closing adjustments.

Previously, under an Agreement of Business Principles, properties acquired by the Trust were contract operated and drilled by JMG Exploration, Inc. (“JMG”), a publicly traded oil and gas exploration company, if they were exploration properties, and contract operated and drilled by JED, a publicly traded oil and gas development company, if they were development projects.  Exploration of the properties was done by JMG, which paid 100% of the exploration costs to earn a 70% working interest in the properties. If JMG discovered commercially viable reserves on the exploration properties, the Trust had the right to purchase 80% of JMG’s working interest in the properties at a fair value as determined by independent engineers.  Had the Trust elected to have JED develop the properties, development would have been done by JED, which would pay 100% of the development costs to earn 70% of the interests of both JMG and the Trust.  The Trust had a first right to purchase assets developed by JED.

22.

Subsequent Events

On February 21, 2007, the Trust entered into a purchase and sale agreement to purchase oil and natural gas properties from Petroflow for consideration of US$7.0 million.  The purchase is subject to the fulfillment of certain conditions.

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

23.

Differences between Canadian and United States Generally Accepted Accounting Principles

The consolidated financial statements of Enterra Energy Trust (“the Trust”) have been prepared in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP.  Any differences in accounting principles as they pertain to the consolidated financial statements are immaterial except as described below.

The application of U.S. GAAP would have the following effect on net income as reported for the year ended December 31, 2006 and 2005:

	Year ended December 31, 2006	Year ended December 31, 2005
Net earnings (loss) under Canadian GAAP	$ (64,239)	$ 970
Adjustments for US GAAP
Depletion expense (a)	(357,312)	(30,027)
Related income taxes	135,822	10,209
Gain on financial instruments (b)	1,289	154
Related income taxes	(441)	(57)
Reverse unit based compensation expense under Canadian GAAP (f)	3,229	-
Unit based compensation expense under US GAAP (f)	(935)	-
Non-controlling interest (e)	(36)	(29)
Interest accretion on convertible debentures under Canadian GAAP (h)	35	-
Gain on warrants (i)	1,215
Foreign exchange (g)	848	-
Net loss under U.S. GAAP before cumulative effect of change in accounting policy under SFAS 123R (f)	(280,525)	(18,780)
Cumulative effect of change in accounting policy under SFAS 123R (f)	177	-
Net loss under U.S. GAAP	$ (280,348)	$ (18,780)

Other comprehensive (loss):
Cumulative translation adjustment (g)	(1,082)	-
Other comprehensive income under U.S. GAAP	$ (281,430)	$ (18,780)

Net loss under U.S. GAAP	$ (280,348)	$ (18,780)
Change in redemption value of trust units (d)	441,983	115,090
Net earnings available to Unitholders under US GAAP after change in redemption value of trust units	$ 161,635	$ 96,310

Weighted average units for U.S. GAAP (000’s)
Basic	44,846	30,834
Diluted	46,316	30,989

Net (loss) per unit under U.S GAAP before cumulative effect of change in accounting policy under SFAS 123R (f)
Basic and Diluted	$(6.26)	$(0.61)

Net (loss) per unit under U.S GAAP
Basic and Diluted	$(6.25)	$(0.61)

Net earnings available to Unitholders per unit under U.S. GAAP after changes in redemption value of trust units:
Basic	$3.60	$3.21
Diluted	$3.51	$3.11

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

The application of U.S. GAAP would have the following effect on the consolidated balance sheets as reported at December 31, 2006 and 2005:

	December 31, 2006		December 31, 2005
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
Assets:
Current assets (b)	$55,166	$56,609	$50,713	$50,713
Property, plant and Equipment (a)	659,268	241,188	489,074	428,678
Goodwill (e)	76,256	49,832	70,546	49,832
Deferred finance charges	4,676	1,195	1,210	1,210
Future income tax (a)(b)	-	116,852	-	-

	$795,366	$465,676	$611,543	$530,433

Liabilities:
Current liabilities (b) (f)	$243,849	$245,416	$163,110	$162,956
Asset retirement obligations	28,447	28,447	24,323	24,323
Future income tax (a)(b)	40,340	-	100,297	78,631
Capital lease	-	-	1,702	1,702
Convertible debentures (h)	78,974	76,787
	391,610	350,650	289,432	267,612

Non-controlling interest (e)	1,732	-	32,402	-
Mezzanine equity (d)	-	465,998	-	684,024

Unitholder's Equity
Unitholders’ capital (d)(e)(f)	635,134	-	373,761	-
Equity component of convertible Debentures (h)	1,327
Warrants (i)	1,215	-	1,215	1,215
Contributed surplus (f)	3,195	-	573	573
Deficit	(240,777)	(352,054)	(85,840)	(422,991)
Cumulative translation adjustment (g)	1,930	-	-	-
Accumulated other comprehensive income (g)	-	1,082	-	-
	402,024	(350,972)	289,709	(421,203)

	$795,366	$465,676	$611,543	$530,433

Enterra Energy Trust

Notes to Consolidated Financial Statements

As at December 31, 2006 and 2005 and for the years there ended

(Expressed in Canadian Dollars)

(Tabular amounts are stated in thousands of dollars except unit and per unit information)

a)  Property, plant and equipment

Under Canadian GAAP, the impairment test limits the capitalized costs of oil and natural gas assets to the discounted estimated future net revenue from proved and probable oil and natural gas reserves using forecast prices plus the costs of unproved properties less impairment.  The discount rate used is a risk free interest rate.

Under U.S. GAAP, the full cost method of accounting for oil and natural gas activities requires the Trust to perform an impairment test using after-tax future net revenue from proved oil and natural gas reserves discounted at 10% plus the cost of unproved properties less impairment.  The prices and costs used in the U.S. GAAP ceiling test are those in effect at the period end.  Where the amount of a ceiling test write-down under Canadian GAAP differs from the amount of the write-down under U.S. GAAP, the charge for depletion will differ in the year and subsequent years.

There were ceiling test impairments recognized under U.S. GAAP at December 31, 2006, 2005, 2004 and 2001.  At December 31, 2006, the Trust recognized a U.S. GAAP ceiling test write-down of $76.9 million ($53.8 million after tax) in its Canadian cost center and $292.0 million ($175.2 million after tax) in its US cost center.  At December 31, 2005, the Trust recognized a U.S. GAAP ceiling test write-down of $34.1 million ($22.5 million after tax) in its Canadian cost center and $3.0 million ($2.0 million after tax) in its US cost center.  At December 31, 2004 the Trust recognized a U.S. GAAP ceiling test write-down of $10.0 million ($6.3 million after tax) and at December 31, 2001 the Trust recognized a write-down of $28.7 million ($17.5 million after tax) in its Canadian cost center (U.S. cost center did not exist prior to 2005).

Under Canadian GAAP, pursuant to EIC 151, property, plant and equipment increased as a result of the conversion of one class of exchangeable shares into trust units.  Under U.S. GAAP, all classes of exchangeable shares are classified as mezzanine equity, valued at their redemption value and conversion of exchangeable shares does not result in an increase in property, plant and equipment.    This GAAP difference in the valuation of property, plant and equipment results in an increase in depletion expense during the periods presented for Canadian GAAP as compared with U.S. GAAP (see note e).

These differences in the carrying value of property, plant and equipment result in depletion expense being different under U.S. GAAP as compared with Canadian GAAP.   For the year ended December 31, 2006 depletion under U.S. GAAP was lower by $12.6 million ($8.3 million after tax) and, including the ceiling test write downs under U.S. GAAP, was higher by $314.5 million ($220.7 million after tax) for the year ended December 31, 2006 (2005 - $30.0 million and $19.8 million after tax).

(b)  Financial instruments and Marketing Contracts

Under Canadian GAAP, the Trust’s physical delivery contracts are not considered financial instruments and are not measured at fair value on the balance sheet.  For US GAAP, the Trust did not formally document and designate these outstanding contracts as physical sales contracts, therefore the contracts are re-valued each period end to estimated fair value (mark-to-market).  At December 31, 2006, the Trust had physical delivery contracts in place valued at $1.4 million which increased earnings under US GAAP by $1.4 million ($0.8 million after tax) for 2006.  At December 31, 2005, under Canadian GAAP the physical sales contracts recorded on the balance sheet were at the amortized cost of $1.4 million as a result of the contracts being acquired with High Point.  At December 31, 2005, the fair value of the contracts was $1.3 million resulting in a reduction to the marketing liability recorded on the balance sheet and an increase in earnings under US GAAP of $0.2 million ($0.1 million after tax).

(c)  Earnings

Under U.S. GAAP, interest and amortization of deferred financing charges would be presented in the non-operating section of the statement of earnings.

(d)  Unitholder's Mezzanine equity

Under Canadian GAAP, the trust units are considered to be permanent equity and are classified as unitholders' capital.  A U.S. GAAP difference exists due to the redemption feature attached to each trust unit.  The trust units are redeemable at the option of the holder based on the lesser of 90% of the average market trading price of the trust units for the 10 trading days after the date of redemption or the closing market price of the trust units on the date of redemption.   Trust units can be redeemed to a cash limit of $100,000 per year or a greater limit at the discretion of the Trust.  Redemptions in excess of the cash limit shall be satisfied first by the issuance of notes by a subsidiary of the Trust and second by issuance of promissory notes by the Trust.

The redemption feature causes the trust units to be classified as mezzanine equity under U.S. GAAP.    Mezzanine equity is valued at an amount equal to the redemption value of the trust units at the balance sheet date.   Included in the redemption value of the trust units is the redemption value of the exchangeable shares as if all exchangeable shares had previously been converted into trust units.   Any increase or decrease in the redemption value during a period is charged to the deficit.

As at December 31, 2006, unitholders’ capital was reduced by $635.1 million and non-controlling interest was reduced by $1.7 million (December 31, 2005 - $ 373.8 million and $32.4 million, respectively) and the redemption value of the trust units and exchangeable units of $466.0 million (December 31, 2005 - $684.0 million) was recorded as mezzanine equity.  The change in the redemption value of the trust units and exchangeable units is recorded as a reduction or increase to the deficit.  For the year ended December 31, 2006 the deficit was reduced by $442.0 million (year ended December 31, 2005 – $115.1 million.

(e)  Exchangeable Securities Issued by Subsidiaries of Income Trusts pursuant to EIC-151

On January 19, 2005, the CICA issued EIC-151 “Exchangeable Securities Issued by Subsidiaries of Income Trusts” that states that equity interests held by third parties in subsidiaries of an income trust should be reflected as either non-controlling interest or debt in the consolidated balance sheet unless they meet certain criteria. EIC-151 requires that the shares be nontransferable to be classified as equity.  The Trust's exchangeable shares are transferable and, in accordance with EIC-151, have been reclassified to non-controlling interest on the Canadian GAAP consolidated balance sheets.

Since a portion of Enterra's exchangeable shares were not initially recorded at fair value, subsequent exchanges for Trust Units are measured at the fair value of the Trust Units issued.  The excess of fair values over book values on the exchange are recorded as additions to property, plant and equipment and goodwill.  In addition, non-controlling interest is reflected as a reduction of such earnings in the Trust’s consolidated statements of earnings.

The application of EIC-151 causes several differences with U.S. GAAP.   As at December 31, 2006, property, plant and equipment increased by $1.8 million (December 31, 2005 - $1.4 million), goodwill increased by $26.4 million (December 31, 2005 - $20.7 million, December 31, 2004 - $19.3 million), future income tax liability increased by $0.7 million (December 31, 2005 - $0.6 million, December 31), unitholder capital increased by $27.9 million (December 31, 2005 - $21.9 million, December 31), the deficit increased by $0.4 million (December 31, 2005 - $0.4 million).

(f)  Unit-based Compensation

Effective January 1, 2006, the Trust adopted SFAS  No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123R”) which is a revision of SFAS No. 123, “Accounting for Stock-based Compensation”.  SFAS 123R requires all unit-based payments to employees, including grants of employee unit options, be recognized in the financial statements based on their fair values.  Liability classified awards, such as the Trust’s restricted units, performance units and unit options are re-measured to fair value at each balance sheet date until the award is settled rather than being treated as an equity classified award on the grant date as required under SFAS 123 and Canadian GAAP.  The Trust has adopted this standard by applying the modified prospective method.  As a result of the adoption of SFAS 123R, the Trust has increased current liabilities by $0.6 million, which represents the fair value of all outstanding unit options at January 1, 2006, in proportion to the requisite service period rendered to that date.  In addition, contributed surplus has been reduced by $0.5 million and net earnings have been increased by $0.2 million representing previously recognized compensation cost for all outstanding unit options and a credit to record the cumulative effect of a change in accounting principle. Changes in fair value between periods are charged or credited to earnings with a corresponding change in current liabilities.  As at December 31, 2006, the fair value recognized within current liabilities was $0.9 million.

The Trust issues all units upon the exercise of all unit options, restricted units and performance units out of treasury.

For the years ended December 31, 2006 and 2005, the Trust recorded the following unit-based compensation (000s):

	Restricted and performance units		Unit options		Total
	Years ended December 31,		Years ended December 31,		Years ended December 31,
	2006	2005	2006	2005	2006	2005
General and administrative expenses	$ 1,280	-	$ (345)	$ 731	$ 935	$ 731

A summary of the status of the unvested options, restricted units and performance units as of December 31, 2006, and changes during the year there-ended, is presented below

	Number of unvested options	Weighted average grant date fair value	Number of unvested restricted units	Weighted average grant date fair value	Number of unvested performance units	Weighted average grant date fair value
Unvested, January 1, 2006	1,361,500	$ 2.35	-	$ -	-	$ -
Granted	752,000	1.07	479,466	14.90	215,119	15.06
Vested	(384,669)	2.12	(44,375)	15.08	-	-
Forfeited	(502,497)	2.27	(11,236)	15.66	(2,171)	15.66
Unvested, December 31, 2006	1,226,334	$ 1.62	423,855	$ 14.91	212,948	$ 15.41

The following table provides information related to unit option activity during the year ended December 31, 2006:

	Number of unit options	Weighted average exercise price	Weighted average contract life	Aggregate intrinsic value (a) (000’s)
Options outstanding, January 1, 2006	1,431,405	$ 22.31
Options granted	752,000	15.70
Options exercised	(99,905)	14.00		$ 50
Options forfeited	(602,500)	23,62
Options outstanding, December 31, 2006	1,481,000	$ 20.28	3.89	-
Options expected to vest, December 31, 2006	1,332,900	$ 20.28	3.89	-
Options exerciseable, December 31, 2006	254,666	$ 23.85	3.47	-

	Number of units	Weighted average contract life	Aggregate intrinsic value (a) (000’s)
Restricted units outstanding, January 1, 2006	-
Restricted units granted	479,466
Restricted units exercised	(44,375)		$ 400
Restricted units forfeited	(11,236)
Restricted units outstanding, December 31, 2006	423,855	2.03	$ 4,435
Restricted units expected to vest, December 31, 2006	381,470	2.03	$ 3,992
Restricted units exerciseable, December 31, 2006	-	-	-

	Number of units	Weighted average contract life	Aggregate intrinsic value (a) (000’s)
Performance units outstanding, January 1, 2006	-
Performance units granted	215,119
Performance units exercised	-
Performance units forfeited	(2,171)
Performance units outstanding, December 31, 2006	212,948	1.38	-
Performance units expected to vest, December 31, 2006	191,653	1.38	-
Performance units exerciseable, December 31, 2006	-	-	-

The intrinsic value of a unit option is the amount by which the current market value of the underlying unit exceeds the exercise price of the option.  The intrinsic value of a restricted unit is the current market value of the underlying unit.  The intrinsic value of a performance unit is the market value of the underlying unit multiplied by the performance factor at year end.

As of December 31, 2006, there was $0.5 million of total unrecognized compensation cost related to unvested unit options.  The cost is expected to be recognized over a weighted average period of 1.9 years.

As of December 31, 2006, there was $2.7 million of unrecognized compensation cost related to unvested restricted units.  The cost is expected to be recognized over a weighted average period of 2.0 years.

As of December 31, 2006, there was $nil million of unrecognized compensation cost related to unvested performance units.

(g) Cumulative Translation Adjustment and Other Comprehensive Income

The Trust’s U.S. oil and natural gas properties are considered to be self sustaining.  Under Canadian GAAP gains or losses resulting from the translation of the division to Canadian dollars are included in the cumulative translation account in unitholders’ equity.  Under U.S. GAAP gains or losses resulting from the translation of the division to Canadian dollars are included in the other comprehensive income.  Under Canadian GAAP, a portion of the cumulative translation adjustment is recognized in income as the investment in the foreign operations is reduced. Under U.S. GAAP, the cumulative translation adjustment is recognized in income upon disposition of the segment. For the year ended December 31, 2006, $848,000 of the cumulative translation adjustment was recognized as a foreign exchange loss under Canadian GAAP.

(h) Convertible Debentures

In November 2006, the Trust issued convertible debentures.  Under Canadian GAAP, the Trust’s convertible debentures are classified as debt with a portion, representing the value associated with the conversion feature, being allocated to equity.  Under U.S. GAAP, the convertible debentures in their entirety are classified as debt.  Under Canadian GAAP the issue costs allocated to the debt portion of the convertible debentures are classified as a deferred finance charge.  Under U.S. GAAP, the issued costs allocated to the debt portion of the convertible debentures are netted against the convertible debenture.  In addition, under Canadian GAAP a non-cash interest expense representing the effective yield of the debt component is recorded in the consolidated statements of earnings (loss) with a corresponding credit to the convertible debenture liability balance to accrete that balance to the full principal due on maturity.  This non-cash interest expense recorded under Canadian GAAP is not recorded under U.S. GAAP.

(i) Warrants

Under Canadian GAAP, the Trust accounts for warrants as a component of equity.  Under U.S. GAAP, the warrants are considered a liability therefore they are carried at estimated fair value with changes in the estimated fair value recorded in earnings.  As at December 31, 2006, the estimated fair value of the warrants were $nil resulting in an increase of $1.2 million to 2006 earnings under U.S. GAAP.

(j) Additional disclosure under U.S. GAAP

	December 31, 2006	December 31, 2005
Components of accounts receivable
Trade	$17,301	$18,367
Accruals	22,736	18,440
Allowance for doubtful accounts	(1,057)	(1,504)
	$38,980	$35,303

Components of prepaid expenses
Prepaid expenses	$1,772	$1,025
Funds on deposit	1,477	2,027
	$3,249	$3,052

Components of accounts payable
Accounts payable	$17,402	$28,306
Accrued liabilities	28,681	8,042
	$46,083	$36,348

(k) Select pro forma financial information for High Point acquisition (unaudited)

As shown in note 4 of the Canadian GAAP financial statements, the Trust completed the acquisition of High Point.  Under U.S. GAAP, select pro forma financial information is disclosed as if the acquisition had occurred on January 1, 2005 instead of the actual closing of August 17, 2005.  The following table shows the pro forma U.S. GAAP select financial information for the acquisition of High Point.

December 31, 2005 (unaudited)
Revenue	$191,247
Net loss before change in redemption value of trust units	$(18,804)
Per unit - basic	$(0.52)
Per unit - diluted	$(0.52)
Net earnings (loss)	$97,977
Per unit - basic	$2.69
Per unit - diluted	$2.68

(l) New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN 48”) No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.  Fin 48 provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS 109, Accounting for Taxes.  Fin 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements.  Guidance is also provided regarding de-recognition, classification and disclosure of these uncertain tax positions.  Fin 48 is effective for fiscal years beginning after December 15, 2006.  The Trust has not yet determined the impact of the financial position, results of operations or cashflows from Fin 48.

In February 2006, the FASB issued SFAS No. 155, ‘Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140’ (“SFAS 155”).  SFAS 155 simplifies the accounting for certain hybrid financial instruments under SFAS 133 by permitting fair value remeasurement for financial instruments containing an embedded derivative that otherwise would require separation of the derivative from the financial instrument.   SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006.  The Trust does not expect that SFAS 155 will have a material impact on the financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, ‘Fair Value Measurements’ (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and to expands disclosures about fair value measurements.  The statement is effective for fair value measures already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Trust has not yet determined the impact of the financial position, results of operations or cashflows from SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“SFAS 159”).  This pronouncement permits entities to use the fair value method to measure certain financial assets and liabilities by electing an irrevocable option to use the fair value method at specified election dates.  After election of the option, subsequent changes in fair value would result in the recognition of unrealized gains or losses as period costs during the period the change occurred.  SFAS 159 becomes effective as of the beginning of the first fiscal year that begins after November 15, 2007, with early adoption permitted.  However, entities may not retroactively apply the provisions of SFAS 159 to fiscal years preceding the date of adoption.  The Trust is currently reviewing the impact SFAS 159 may have on the financial position, results of operations or cashflows.